CERTIFICATE OF CORRECTION OF FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF SKILLZ INC. Skillz Inc., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the General Corporation Law of the State of Delaware, the (“General Corporation Law”), does hereby certify: FIRST: The name of the Corporation is Skillz Inc. SECOND: On June 23, 2023, the Corporation filed with the Secretary of State of the State of Delaware (the “Secretary of State”) the Fourth Amended and Restated Certificate of Incorporation of the Corporation (the “Restated Certificate”). THIRD: The Restated Certificate requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law. FOURTH: The inaccuracy or defect of the Restated Certificate to be corrected hereby is Article VIII (B) of the Restated Certificate contains and inaccurate reference to the maximum number of directors of the Corporation as may be fixed from time to time by the Board of Directors of the Corporation (the “Board”). Specifically, due to a typographical error, the Restated Certificate failed to incorporate an amendment to Article VIII (B) thereof that was incorporated by that certain Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of the Corporation, filed by the Corporation with the Secretary of State on May 18, 2022, which amended and restated Article VIII (B) of the Corporation’s Third Amended and Restated Certificate of Incorporation such that the number of directors of the Corporation should not exceed nine (9) (unless otherwise approved by requisite stockholder consent), rather than seven (7), as set forth by the Restated Certificate. FIFTH: The text of the Article VIII (B) of the Restated Certificate is hereby corrected to read in its entirety as follows: (B) Number of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of the directors of the Corporation shall be fixed from time to time by the Board; provided, further, that unless otherwise approved by the Requisite Stockholder Consent, the number of the directors shall not exceed nine (9). For the avoidance of doubt, no decrease in the number of directors constituting the Board shall shorten the term of any incumbent director. SIXTH: All other provisions of the Restated Certificate remain unchanged. [Remainder of Page Intentionally Left Blank]

IN WITNESS WEHREOF, the Corporation has caused this Certificate of Correction to be executed on this 19th day of October, 2023. SKILLZ INC. By: /s/ Andrew Dahlinghaus Name: Andrew Dahlinghaus Title: General Counsel and Secretary